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                                   Exhibit 4.1

                              READ-RITE CORPORATION

                          EMPLOYEE STOCK PURCHASE PLAN

               (AS AMENDED AND RESTATED EFFECTIVE OCTOBER 1, 1998)


     1. Establishment of Plan. Read-Rite Corporation proposes to grant the opportunity to purchase the Company's Common Stock to employees of the Company and Subsidiaries (as hereinafter defined) pursuant to the Plan herein set forth. For purposes of this Plan, "Parent Corporation" and "Subsidiary" (collectively, "Subsidiaries") shall have the same meanings as, respectively, "parent corporation" and "subsidiary corporation" in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"). The Company intends that the Plan shall qualify as an "employee stock purchase plan" under Section 423 of the Code (including any amendments or replacements of such section), and the Plan shall be so construed. Any term not expressly defined in the Plan but defined for purposes of such Section 423 shall have the same definition herein.

     2. Purposes and Share Reserve. The purpose of the Plan is to provide employees of the Company and Subsidiaries with a convenient means to acquire an equity interest in the Company, to enhance such employees' sense of participation in the affairs of the Company and Subsidiaries, to provide an incentive for continued employment and to help such employees provide for their future financial security. The maximum number of shares of Common Stock which may be issued under the Plan shall be 3,500,000 shares of the Company's authorized but unissued Common Stock or Common Stock which are treasury shares. In the event that any purchase opportunity for any reason expires or is canceled or terminated, the shares of Common Stock allocable to the unexercised portion of such purchase opportunity may again be subjected to a purchase opportunity.

     3. Administration and Shareholder Approval. The Plan is administered by the Compensation Committee appointed by the Board of Directors of the Company. Subject to the provisions of the Plan, all questions of interpretation or application of the Plan shall be determined by the Compensation Committee, and its decisions shall be final and binding upon all participants. Members of the Compensation Committee shall receive no compensation for their services in connection with the administration of the Plan, other than standard fees as established from time to time by the Board of Directors of the Company for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

     The Company shall indemnify and hold harmless any member of the Compensation Committee or any employee to whom any responsibility with respect to the Plan is allocated or delegated, from and against any and all liabilities, costs and expenses, including attorney's fees, incurred by such persons as a result of any act, or omission to act, in connection with the performance of their duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the bad faith, criminal acts, or willful misconduct of such persons or to the extent such indemnification is prohibited by law. The Company shall have the obligation to conduct the defense of such persons in any proceeding to which this provision applies. If any person covered by this indemnification clause determines that the defense of the Company is inadequate, that person shall be entitled to retain separate legal counsel for his/her defense and the

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Company shall be obligated to pay for all reasonable legal fees and other court costs incurred in the course of such defense unless a court of competent jurisdiction finds such person acted in bad faith or engaged in criminal acts or willful misconduct. The Company may satisfy this obligation in whole or in part through the purchase of a policy or policies of insurance, but no insurer shall have any rights against the Company arising out of this provision.

     Notwithstanding any other provision of the Plan to the contrary, any purchase opportunity granted pursuant to the Plan shall be subject to (i) obtaining all necessary governmental approvals and/or qualifications of the sale and/or issuance of the purchase opportunities and/or the shares of Common Stock and (ii) for a purchase opportunity granted after the date the Board of Directors of the Company has initially adopted or amended the Plan, obtaining any necessary shareholder approval of the Plan with respect to such initial adoption or amendment for such purchase opportunity to be treated as an option described in section 423 of the Code or the grant or exercise of such purchase opportunity to not be treated as a non-exempt "purchase" under Section 16(b) of the Securities Exchange Act of 1934, as amended.

     4. Eligibility. Any employee of the Company and Subsidiaries is eligible to participate in the Plan except the following:

          (a) employees who are not employed by the Company or Subsidiaries on the 15th day of the month before the beginning of a Purchase Period, with respect to that Purchase Period;

          (b) employees who are customarily employed for less than 20 hours a week;

          (c) employees who are customarily employed for less than 5 months in a calendar year; and

          (d) employees who own or hold options to purchase or who, as a result of participation in this plan, would own or hold options to purchase, 5% or more of the Company's Common Stock within the meaning of section 423(b)(3) of the Code.

     5. Offering Dates. The Plan is implemented by sequential offerings of six months' duration (the "Purchase Period"); however, the Purchase Period beginning October 1, 1998 shall end April 30, 1999. Thereafter, Purchase Periods shall commence on or around May 1 and November 1 of each year and end on or around October 31 and April 30, respectively. The first day of each Purchase Period shall be the "Offering Date" and the last day of each Purchase Period shall be the "Purchase Date."

     Notwithstanding the foregoing, the Compensation Committee may establish a different term for one or more Purchase Periods and/or different commencing and/or ending dates for such Purchase Periods. In the event the first and/or last day of a Purchase Period is not a business day, the Company shall specify the business day that will be deemed the first or last day, as the case may be, of the Purchase Period.

     6. Participation in the Plan. Eligible employees become participants in the Plan on the first Offering Date after satisfying the eligibility requirements by delivering to the Company's or Subsidiary's (whichever employs such employee) payroll office (the "Payroll Office") not later than the 15th day of the month before such Offering Date a subscription agreement authorizing payroll deductions. An eligible employee who does not deliver a subscription agreement to the Payroll

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Office by such date after becoming eligible to participate in the Plan shall not participate in the Plan for that Purchase Period or for any subsequent Purchase Period unless such employee subsequently enrolls in the Plan by filing the subscription agreement with the Payroll Office not later than the 15th day of the month preceding a subsequent Offering Date. Once an employee becomes a participant in the Plan, such employee will automatically participate in each successive offering until such time as such employee withdraws, or is withdrawn, from the Plan as set forth below, and is not required to file any additional subscription agreements for subsequent Purchase Periods in order to continue participation in the Plan.

     7. Grant of Purchase Opportunity on Enrollment. Enrollment by an eligible employee in the Plan with respect to a Purchase Period will constitute the grant (as of the Offering Date) by the Company to such employee of an opportunity to purchase shares of Common Stock from the Company under the Plan. All participants granted a purchase opportunity under the Plan shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code. Re-enrollment by a participant in the Plan (but not merely an increase or decrease in the level of payroll withholding) will constitute the grant by the Company to the participant of a purchase opportunity on the first day of the Offering Period with respect to which such re-enrollment occurs. Any participant whose opportunity to purchase expires and who has not withdrawn from the Plan will automatically be reenrolled in the Plan and granted a new purchase opportunity on the first date of the next Offering Period.

     8. Purchase Price. The purchase price per share at which a share of Common Stock will be sold in any Purchase Period shall be eighty-five percent (85%) of the lesser of:

          (a)  The fair market value on the Offering Date; or

          (b)  The fair market value of the Common Stock on the Purchase Date.

     For purposes of the Plan, the term "fair market value" shall mean for the applicable date the closing price of a share of the Common Stock as reported on the NASDAQ National Market System or, if not so reported, as reported on such other stock exchange or market system on which the Common Stock is traded as determined by the Compensation Committee, or as otherwise determined by the Compensation Committee if shares of Common Stock are not so reported.

          (c) Notwithstanding anything in the Plan to the contrary, in the event (i) the Company's stockholders approve an increase in the number of shares of Common Stock available for issuance under the Plan, (ii) all or a portion of such additional shares are to be issued with respect to a Purchase Period that is under way at the time of such stockholder approval, and (iii) the per share fair market value (determined in accordance with Section 8(b) above) of the Common Stock on the date of such approval (the "Authorization Date FMV") is higher than the fair market value on the Offering Date of such Purchase Period, then for all purposes under the Plan, the Authorization Date FMV shall be used instead of the fair market value on the Offering Date.

     9. Payment of Purchase Price; Changes in Payroll Deductions; Issuance of Shares.

          (a) Payment for the purchase price of the shares of Common Stock is accumulated by regular payroll deductions made during each Purchase Period. The deductions are made as a percentage of the employee's base pay in one percent (1%) increments not to exceed 10%.

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Base pay (a) shall include all salaries, commissions, and advances paid against future commissions, before deduction for any contributions to any plan maintained by the Company and described in Section 401(k) or Section 125 of the Code, and (b) shall not include over-time, bonuses, annual awards, other incentive payments, shift premiums, long-term disability, worker's compensation or any other payments not specifically referenced in (a). Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the end of the Purchase Period unless sooner altered or terminated as provided in the Plan.

          (b) A participant may lower (but not increase) the rate of payroll deductions during a Purchase Period by filing with the Payroll Office a new authorization for payroll deductions (which must be expressed as a whole percentage of the employee's base pay in one percent (1%) increments, including zero percent (0%)). A decrease in a participant's payroll deductions to zero percent (0%) during a Purchase Period shall not constitute the participant's withdrawal from such Purchase Period and the Plan unless the participant expressly elects such a withdrawal in writing in accordance with the requirements of Section 12 of the Plan. Such change in the rate of payroll deductions may be made at any time during a Purchase Period. A participant may increase or lower the rate of payroll deductions for any subsequent Purchase Period by filing with the Payroll Office a new authorization for payroll deductions not later than the 15th day of the month before the beginning of such Purchase Period.

          (c) All payroll deductions made for a participant are credited to his/her account under the Plan and are deposited with the general funds of the Company; no interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

          (d) On each Purchase Date, so long as the Plan remains in effect and provided that the participant has not terminated prior to a given Purchase Date, the Company shall apply the funds then in the participant's account to the purchase of whole shares of Common Stock reserved to the extent permitted by the Plan. The purchase price per share shall be as specified in Section 8 of the Plan. Any amount remaining in such participant's account representing any excess over the sum required to purchase whole shares shall be held for purchases on the next Purchase Date unless the remaining amount equals or exceeds the sum required to purchase one whole share of Common Stock at the end of the relevant Purchase Period, or the Plan has been oversubscribed, in which case such funds shall be returned to the member. No Common Stock shall be purchased on behalf of any employee whose participation in the Plan has terminated prior to the last day of a Purchase Period.

          (e) Subject to the provisions of this Plan, as promptly as practical after the Purchase Date, the Company shall cause to be delivered to the participant, or the participant's agent, certificates representing the shares of Common Stock purchased by the participant. Delivery shall be deemed effective for all purposes when the Company's stock transfer agent deposits the stock certificates in the United States mail addressed to the participant, or the participant's agent, at the address specified by the participant. Prior to the date of issuance of a stock certificate for the shares of Common Stock being purchased, a participant shall have no rights as a shareholder of the Company by virtue of participation in the Plan.

          (f) The Company may, from time to time, establish or change (i) a minimum required withholding amount for participation in any Purchase Period,
(ii) limitations on the frequency and/or number of changes in the amount withheld during a Purchase Period, (iii) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (iv) payroll

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withholding in excess of or less than the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of subscription agreements, (v) the date(s) and manner by which the fair market value of the Common Stock is determined for purposes of the administration of the Plan, and/or (vi) such other limitations or procedures as deemed advisable by the Company in the Company's sole discretion which are consistent with the Plan, and Section 423 of the Code.

          (g) Any portion of a participant's purchase opportunity remaining unexercised after the end of the Purchase Period to which it relates shall expire immediately upon the end of such Purchase Period.

     10.  Designation of Beneficiary.

          a. A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the option in exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

          b. Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the company, then to such other person as the Company may designate.

     11. Limitation on Shares to be Purchased. No employee shall be entitled to purchase Common Stock under the Plan at a rate which exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in the Plan. The aggregate number of shares available for issuance under the Plan for any Purchase Period shall be 250,000; provided, however, that the maximum number of shares available for the Purchase Period beginning October 1, 1998 shall be 350,000. If the number of shares to be purchased by all employees participating in the Plan exceeds the number of shares available in the Plan, the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be practical and as the Compensation Committee shall determine to be equitable. Any payroll deductions accumulated in a participant's account which are not used to purchase stock due to the limitations in this paragraph shall be returned to the participant at the end of the Purchase Period, unless insufficient to purchase a whole share of Common Stock as provided in Section 9(d) of the Plan, or at such other time as the Compensation Committee shall determine.

     12. Withdrawal. Each participant may withdraw from the Plan by signing and delivering to the Payroll Office notice on a form provided for such purpose. Such withdrawal may be elected for a Purchase Period at any time at least 30 days prior to the Purchase Date for that Purchase Period, or at such other time as the Company may specify.

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     Upon withdrawal from the Plan, the accumulated payroll deductions shall be returned to the withdrawn employee and his/her interest in the Plan shall terminate. In the event an employee voluntarily elects to withdraw from the Plan, he/she may not resume his/her participation in the Plan during the same Purchase Period, but he/she may participate in any succeeding Purchase Period under the Plan by filing a new authorization for payroll deductions in the same manner as set forth above for initial participation in the Plan.

     13. Termination of Employment. Termination of a participant's employment for any reason, including retirement, disability or death or the failure of a participant to remain an eligible employee, terminates his/her participation in the Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to him/her or, in the case of his/her death, to his/her legal representative.

     14. Repayment of Payroll Deductions Without Interest. In the event an employee's interest in the Plan is terminated, or in the event the Plan is terminated by the Board of Directors of the Company, the Company shall promptly deliver to the employee the payroll deductions credited to his/her account. No interest shall accrue on the payroll deductions of a participant in the Plan.

     15. Capital Changes. In the event of changes in the Common Stock of the Company due to stock dividends, stock splits or other changes in capitalization, or in the event of any merger, sale or any other reorganization, appropriate adjustments will be made by the Company in the Plan's share reserve, the shares subject to purchase under a participant's purchase opportunity, and in the purchase price per share of Common Stock.

     16. Nonassignability. No rights or accumulated payroll deductions of an employee under the Plan may be pledged, assigned or transferred for any reason and any such attempt may be treated by the Company as an election by such employee to withdraw from the Plan.

     17. Reports. Individual accounts will be maintained for each participant in the Plan. Each participant shall receive promptly after the end of each Purchase Period a report of his/her account setting forth the total payroll deductions accumulated, the number of shares of Common Stock purchased and the remaining cash balance, if any, carried forward to the next Purchase Period or returned to the participant, as the case may be.

     18. No Obligation. Neither this Plan nor the grant of any opportunity to purchase hereunder shall confer any right on any employee to remain in the employ of the Company or any Subsidiary or restrict the right of the Company or any Subsidiary to terminate such employee's employment.

     19. Headings. Headings have been provided for purposes of identification and organization only and shall not be treated as operative provisions of the Plan.

     20. Transfer of Control. A "Transfer of Control" shall be deemed to have occurred in the event any of the following occurs with respect to the Company.

          (a) the direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the stock of the Company where the shareholders of the Company before

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such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company;

          (b) a merger in which the shareholders of the Company before such merger do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company; or

          (c) the sale, exchange, or transfer of all or substantially all of the Company's assets (other than a sale, exchange, or transfer to one (1) or more corporations where the shareholders of the Company before such sale, exchange or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the corporation(s) to which the assets were transferred).

     In the event of a Transfer of Control, the Board of Directors of the Company shall provide that purchase opportunities granted under the Plan shall be fully exercisable to the extent of each participant's account balance for the Purchase Period as of a date prior to the Transfer of Control. All purchase opportunities shall terminate effective as of the date of the Transfer of Control to the extent that the purchase opportunity is not exercised as of the date of the Transfer of Control.

     21. Restriction on Issuance or Transfer of Shares. The issuance of shares of Common Stock under the Plan shall be subject to compliance with all applicable requirements of federal or state law with respect to such securities. A purchase opportunity may be not be exercised if the issuance of shares of Common Stock upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations. In addition, no purchase opportunity may be exercised unless (i) a registration statement under the Securities Act of 1933, as amended, shall at the time of exercise of the purchase opportunity be in effect with respect to the shares of Common Stock issuable upon exercise of the purchase opportunity, or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the purchase opportunity may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act. As a condition to the exercise of the purchase opportunity, the Company may require the participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

     The Company may at any time place legends or other identifying symbols regarding any applicable federal and/or state securities restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Common Stock issued under the Plan. The participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Common Stock acquired under the Plan in the possession of the participant in order to carry out these provisions.

     The Company, in its absolute discretion may impose such restrictions on the transferability of the shares of Common Stock purchased under the Plan as it deems appropriate and any such restriction may be set forth in the respective subscription agreement and may be referred to on the certificates evidencing such shares. The Company may require the employee to give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of a purchase opportunity within two years from the date of granting such opportunity or one year from the date of exercise of such opportunity. The Company may direct that the certificates evidencing shares of

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Common Stock acquired under the Plan refer to such requirement to give prompt notice of disposition.

     22. Amendment or Termination of the Plan. This Plan shall continue until terminated by the Board of Directors of the Company or until all of the shares of Common Stock reserved for issuance under the Plan have been issued, whichever occurs first.

     The Board of Directors of the Company may at any time terminate the Plan, except that such termination cannot affect shares of Common Stock or purchase opportunities previously granted under the Plan, except as expressly permitted by the Plan. The Board of Directors or any officer as may be authorized by the Board of Directors from time to time may at any time amend the Plan, provided that no amendment makes any change in shares of Common Stock or purchase opportunities previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the shareholders of the Company within 12 months of the adoption of such amendment if such amendment would authorize the sale of more shares than are authorized for issuance under the Plan or would change the designation of corporations whose employees may be offered purchase opportunities under the Plan. In addition to the foregoing, approval of the Company's shareholders shall be sought for any amendment to the Plan for which the Board of Directors deems shareholder approval necessary in order to comply with Rule 16b-3.

     Notwithstanding any other provisions of the Plan to the contrary, in the event of an amendment to the Plan which affects the rights or privileges of purchase opportunities offered under the Plan, each participant with an outstanding purchase opportunity shall have the right to exercise such outstanding purchase opportunity on the effective date of the amendment and to participate in the Plan for the remaining term of such outstanding purchase opportunity pursuant to the terms and conditions of the Plan, as amended. If in accordance with the preceding sentence, a participant elects to exercise such outstanding purchase opportunity and to commence participation in the Plan, as amended on the effective date of such amendment, the participant shall be deemed to have received a new purchase opportunity on such effective date, and such effective date shall be deemed the Offering Date for such new purchase opportunity.

     IN WITNESS WHEREOF, the undersigned Secretary of Read-Rite Corporation, a Delaware corporation, hereby declares that the Read-Rite Corporation Employee Stock Purchase Plan was adopted by the Board of Directors of Read-Rite Corporation at its meeting on January 30, 1992, readopted at its meeting on November 16, 1992, amended at its meeting on December 19, 1994, and further amended at its meetings on October 22, 1996, July 22, 1997 and October 20, 1998.


                                        ___/s/__________________________________
                                        Andrew C. Holcomb
                                        Associate General Counsel and Secretary